Exhibit 10.1

Red Arrow Gold Corporation

623 Grand Ave., Mancos, CO 81328

CO Office: 970-533-1428 AZ Office: 623-551-4128 Craig's Cell: 970-560-0685

February 1, 2012

Mr. Rocky V. Emery

Chairman/CEO -Rock Energy Resources, Inc.

Managing Member – American Patriot Gold

Houston, Texas 77042

Dear Mr. Emery:

The Red Arrow Gold Corporation (RAGC) Board of Directors is pleased for you to consider the following proposal for purchase of the remaining 51% of the Red Arrow Mine related assets of our Company by American Patriot Gold (APG). RAGC proposes the following for your consideration subject to 66-2/3% RAGC Shareholder approval;

•      APG will purchasethe remaining 51% interest in the Red Arrow Mine assets of RAGC for $10,000,000; $3,500,000 at closing followed by monthly payments of $200,000 at 5% Annual Percentage Rate (APR)until fully paid.

•      RAGC will use a major portion of APGpayments to pay off its liabilities.

•      At closing, 40,000,000 shares of Rock Energy Resources, Inc. (RCKE) will be issued to RAGC.

•      Current RAGC employees will receive 2,000,000 shares worth of RCKE stock options as part of an employee incentive program to be governed by a compensation committee. Health insurance benefits will also be provided.

•      APG will pay allcurrent and future operational expenses for the project including associated permits and reclamation costs, and will hold RAGC harmless for any and all actions arising from future operations of APG.

•     RAGC will receive a perpetual 5% Net Smelter Return (NSR) which allows mining, milling and smelting costs associated with the Red Arrow Mine property.RAGC will receive a perpetual 5% NSR for allmineral rights acquired by APG, or its designee within a five mile radius of the Red Arrow Mine. Royalties in favor of RAGC will survive a sale.

•      APG agrees to allow RAGC personnel to observe APG operations. APG further agreesto provide RAGC with copies of all information gathered during its geological investigations along with an adequate portion of core and/ormineral samples.

•     The Silver Wing Mine and Freda Mine are not included in the asset sale.

The Board of Directors of Red Arrow Gold Corp and Rock Energy Resources, Inc. have approved this transaction. This offer will remain in effect up to and including May 2, 2012. Thank you for your consideration.

Sincerely,

/S/ Craig Liukko

Craig Liukko - President/CEO

Red Arrow Gold Corporation

Accepted this 1st day of February, 2012

/s/ Rocky V. Emery_______________

Rocky V. Emery - Chairman/CEO

Rock Energy Resources, Inc.

Managing Member- American Patriot Gold